--------                               -----------------------------
 FORM 4                                        OMB APPROVAL
--------                               -----------------------------
----- Check this box if no longer      OMB Number:       3235-0287
      subject to Section 16. Form 4    Expires: December 31, 2001
----- or Form 5 obligations may        Estimated average burden
      continue. See Instruction 1(b).  hours per response .... 0.5
                                       ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-----------------------------------------------------------------------------

1. Name and Address of Reporting Person

    Prochaska       Bobby                J.
----------------------------------------------------
   (Last)          (First)              (Middle)

  c/o Gerber Childrenswear, Inc.
  7005 Pelham Road
-----------------------------------------------------
                   (Street)

  Greenville        South Carolina          29615
-----------------------------------------------------
   (City)           (State)               (Zip)


-----------------------------------------------------------------------------

2. Issuer Name and Ticker or Trading Symbol

   Gerber Childrenswear, Inc. (GCW)
-----------------------------------------------------------------------------

3. IRS or Social Security Number of Reporting Person (Voluntary)


-----------------------------------------------------------------------------

4. Statement for Month/Year

  05/2002
-----------------------------------------------------------------------------

5. If Amendment, Date of Original (Month/Year)


-----------------------------------------------------------------------------

6. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   President and Chief Operating Officer, Apparel Division
----------------------------------------------------------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
-----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------
                       2.Trans-  3. Trans-      4. Securities Acquired (A)
                         action     action         or Disposed of (D)
                         Date       Code           (Instr. 3, 4 and 5)
                         (Month/    (Instr. 8)  --------------------------
1. Title of Security      Day/      -----------    Amount   (A) or   Price
   (Instr. 3)             Year)     Code    V               (D)


------------------------------------------------------------------------------

------------------------------------------------------------------------------
   Common Stock         05/17/2002   S             500     (D)      $6.75
------------------------------------------------------------------------------
   Common Stock         05/20/2002   S           3,000     (D)      $6.74
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (I) (Instr. 4)      Ownership
   of Month                             (Instr. 4)
   (Instr. 3
    and 4)

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
    14,000          (D)
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                      (Over)
                                                             SEC 1472 (3-99)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac-  4. Transac-   5. Number of
   Security (Instr. 3)    sion or    tion Date    tion Code     Derivative
                          Exercise   (Month/      (Instr. 8)    Securities
                          Price of    Day/      ------------    Acquired (A)
                          Deriv-      Year)       Code  V       or Disposed
                          ative                                 of (D)(Instr.
                          Security                              3, 4, and 5)
                                                                 -------------

                                                                  (A)     (D)
------------------------------------------------------------------------------


-----------------------------------------------------------------------------


-----------------------------------------------------------------------------


-----------------------------------------------------------------------------


------------------------------------------------------------------------------


------------------------------------------------------------------------------

6. Date             7. Title and Amount  8. Price of    9. Number of
   Exercisable and     of Underlying        Derivative     Derivative
   Expiration Date     Securities           Security       Securities
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)     Beneficially
   Year)            -------------------                    Owned at
------------------            Amount or                    End of Month
Date     Expira-       Title  Number of                    (Instr. 4)
Exer-    tion                 Shares
cisable  Date
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

10. Ownership      11. Nature of
    Form of            Indirect
    Derivative         Beneficial
    Security:          Ownership
    Direct (D) or      (Instr. 4)
    Indirect (I)
    (Instr. 4)
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------


Explanation of Responses

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.



                               /s/ Bobby J. Prochaska
                               ------------------------------------
                               Bobby J. Prochaska
                               Signature of Reporting Person
                               Date: May 31, 2002


                                                                     Page 2
                                                            SEC 1472 (3-99)